EXHIBIT 99.1

The Chemours Company Reports First Quarter 2023 Results

Strong first quarter in Thermal & Specialized Solutions, company reaffirming full year 2023 Adjusted EBITDA and Free Cash Flow guidance

Wilmington, Del., April 27, 2023 -- The Chemours Company (“Chemours”) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies (TT), Thermal & Specialized Solutions (TSS), and Advanced Performance Materials (APM), today announced its financial results for the first quarter 2023.

First Quarter 2023 Results & Highlights

•
Net Sales of $1.5 billion
•
Net Income of $145 million with EPS1 of $0.96
•
Adjusted Net Income* of $148 million with Adjusted EPS*of $0.98
•
Adjusted EBITDA* of $304 million
•
Achieved record first quarter results in TSS, reflecting strong pricing and demand for our OpteonTM solutions
•
Appointed Denise Dignam as President, Titanium Technologies & Chemical Solutions, Gerardo Familiar named President, Advanced Performance Materials
•
Received two awards from U.S. Department of Energy (DOE) through its Better Buildings, Better Plants Initiative
•
On April 27, 2023, the Company's Board of Directors approved a second quarter dividend of $0.25 per share, consistent with the prior quarter

"Chemours’ strong start to 2023 was driven by the growth underway in our TSS and APM segments. In TSS, demand for our Opteon™ low global warming potential thermal management solutions resulted in record first quarter Net Sales and Adjusted EBITDA, while APM delivered continued growth in our Performance Solutions portfolio which is essential to clean energy and advanced electronics applications,” said Mark Newman, Chemours President and CEO. “In our TT business, the near-term demand outlook remains mixed. Although destocking in Europe and China is largely behind us, global macroeconomic uncertainty will likely result in a more gradual recovery this year. Chemours remains committed to our key drivers of long-term shareholder value creation, and I want to recognize our global team for their focus in delivering strong first quarter results.”

First quarter 2023 Net Sales were $1.5 billion, (13)% lower than the prior-year quarter, driven by lower TT revenues. Price was a positive contributor to the results, up 6%, offset by lower volumes of (18)% and currency headwinds of (1)%, on a year-over-year basis.

First quarter Net Income was $145 million, resulting in EPS of $0.96, down $(0.47) vs. the prior-year quarter. Adjusted Net Income was $148 million. Adjusted EPS was $0.98, down $(0.48), or approximately (33)% vs. the prior-year quarter. Adjusted EBITDA for the first quarter of 2023 declined (25)% to $304 million in comparison to $403 million in the prior-year first quarter, driven primarily by TT results. Price continued to be ahead of cost in the first quarter, offset by the impact of lower volumes of (29)%. Currency was a (4)%, or $(15) million, headwind vs. the prior-year quarter due to a stronger USD.

* For information on our non-GAAP measures, please refer to the attached “Reconciliation of GAAP Financial Measures to non-GAAP Financial Measures (Unaudited)”

1 Earnings per share (EPS) on diluted basis

EXHIBIT 99.1

Segment Results

Titanium Technologies (TT)

Delivering high-quality Ti-Pure™ pigment through customer-centered innovation and sustainability leadership

	Q1 2023	Q1 2022	Change
Titanium Technologies
Net sales ($ million)	$632	$928	(32%)
Adjusted EBITDA ($ million)	$70	$206	(66%)
Adjusted EBITDA Margin	11%	22%	(11) ppts

In the first quarter, Titanium Technologies segment Net Sales were $632 million, down $(296) million, or (32)%, from $928 million in the prior-year quarter. Compared with the prior-year quarter, price increased 4%, offset by a (35)% decline in volume, while currency was a (1)% headwind. Prices increased primarily due to contractual price changes and actions to offset higher year-over-year inflation. Volumes decreased due to softer market demand in all regions. Segment Adjusted EBITDA was $70 million, down (66)% compared to the prior-year quarter, resulting in Adjusted EBITDA Margin of 11%. The decreases in segment Adjusted EBITDA and Adjusted EBITDA Margin over the prior-year quarter were primarily attributable to the aforementioned decrease in sales volumes, the effects of inflation on costs, and lower fixed cost absorption.

On a sequential basis, Net Sales increased by 4%. Price and volume were up 2% and 1%, respectively, while currency was a slight tailwind of 1% over the prior quarter.

Thermal & Specialized Solutions (TSS)

Driving innovation in low GWP thermal management solutions to support customer transitions to more sustainable products

	Q1 2023	Q1 2022	Change
Thermal & Specialized Solutions
Net sales ($ million)	$486	$425	14%
Adjusted EBITDA ($ million)	$185	$174	6%
Adjusted EBITDA Margin	38%	41%	(3) ppts

In the first quarter, Thermal & Specialized Solutions reported record segment Net Sales of $486 million, up $61 million, or 14%, from $425 million in the prior-year quarter. Compared with the prior-year quarter, price increased 5%, and volume increased 10%, while currency was a slight headwind of (1)%. Price increased across the portfolio, excluding automotive end-markets, due to changing market and regulatory dynamics as well as steady value-based pricing growth in our refrigerants portfolio. Volumes increased due to strong automotive OEM demand and continued adoption of lower GWP OpteonTM products. Versus the prior-year quarter, segment Adjusted EBITDA improved $11 million, or 6%, to $185 million driven by the aforementioned increase in price and sales volumes, partially offset by higher raw material costs and the continued effects of inflation on other costs, resulting in Adjusted EBITDA Margin of 38%.

On a sequential basis, Net Sales increased by 52%. Price and volume increased 18% and 34% respectively, reflecting continued Opteon™ adoption, seasonal demand trends and regional mix.

EXHIBIT 99.1

Advanced Performance Materials (APM)

Creating a clean energy and advanced electronics powerhouse

	Q1 2023	Q1 2022	Change
Advanced Performance Materials
Net sales ($ million)	$388	$385	1%
Adjusted EBITDA ($ million)	$84	$88	(5%)
Adjusted EBITDA Margin	22%	23%	(1) ppt

In the first quarter, Advanced Performance Materials segment Net Sales were $388 million, up $3 million, or 1%, from $385 million in the prior-year quarter. Compared with the prior-year quarter, price increased 10%, while volume declined (7)%, and currency was a headwind of (2)%. Prices increased due to increasing sales in high-value end-markets, including advanced electronics and clean energy, in the Performance Solutions portfolio, as well as customer level pricing actions to offset increased raw material and energy costs. Volume decreased due to demand softening in the Advanced Materials portfolio, which serves more economically sensitive end-markets, and lower demand in non-strategic end-markets where some volume fade has been anticipated given our strategy to drive higher value, differentiated product offerings. Versus the prior-year quarter, Adjusted EBITDA was down $(4) million, or (5%), to $84 million resulting in Adjusted EBITDA Margin of 22%. The decreases in segment Adjusted EBITDA and Adjusted EBITDA Margin for the quarter were primarily attributable to the aforementioned decrease in sales volume driving lower fixed cost absorption, impact of higher raw material costs, and the continued effects of inflation on other costs.

On a sequential basis, Net Sales increased by 2%. Price increased by 2%, and volume was down (2)%, while currency was a slight tailwind of 2%.

Other Segment

The remaining Chemical Solutions business in Other Segment had Net Sales and Adjusted EBITDA in the first quarter 2023 of $30 million and $10 million, respectively.

Corporate and Other Activities

Corporate and Other was an offset to first quarter Adjusted EBITDA of $(45) million vs. $(65) million in the prior-year quarter. The decrease over the prior-year quarter was primarily attributable to lower legacy environmental and legal costs and lower long-term performance-related compensation.

Liquidity

As of March 31, 2023, consolidated gross debt was $3.6 billion. Debt, net of $0.8 billion cash, was $2.8 billion, resulting in a net leverage ratio of approximately 2.2 times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.6 billion, comprised of $0.8 billion cash, and $0.8 billion of revolving credit facility capacity, net of outstanding letters of credit.

Cash used in operating activities for the first quarter of 2023 was $(119) million vs. $2 million cash provided by operating activities in the prior-year quarter. Capital expenditures for the first quarter of 2023 were $91 million vs. $106 million in the prior-year first quarter. Free Cash Flow for the first quarter of 2023 was $(210) million vs. $(104) million in the prior-year quarter. In the quarter, we repurchased $14 million of common stock.

EXHIBIT 99.1

Guidance

The Company is reaffirming its full year 2023 Adjusted EBITDA and Free Cash Flow guidance. The Company expects full year 2023 Adjusted EBITDA to be within the range of $1.20 - $1.30 billion and expects Free Cash Flow of greater than $350 million, inclusive of approximately $400 million of capital expenditures.

Mr. Newman concluded, "I am proud of the quarter we delivered as we continue to demonstrate the resiliency and growth potential of our portfolio. We are maintaining our guidance range and remain focused on our five key priorities to create long-term shareholder value, even as we closely monitor the ever-changing economic landscape.”

Conference Call

As previously announced, Chemours will hold a conference call and webcast exclusively for Q&A on April 28, 2023, at 8:00 AM Eastern Daylight Time. A transcript of the prepared remarks and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on Chemours’ investor website.

About The Chemours Company

The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, and Advanced Performance Materials providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration and air conditioning, transportation, semiconductor and consumer electronics, general industrial, and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. The company has approximately 6,600 employees and 29 manufacturing sites serving approximately 2,900 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized, such as full year guidance relying on models based upon management assumptions regarding future events that are inherently uncertain. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. Matters outside our control, including general economic conditions and the COVID-19 pandemic, have affected or may affect our business and operations and may or may continue to hinder our ability to provide goods and services to customers, cause disruptions in our supply chains such as through strikes, labor disruptions or other events, adversely affect our business partners, significantly reduce the demand for our products, adversely affect the health and welfare of our personnel or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and in our Annual Report on Form 10-K for the year ended December 31, 2022. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

EXHIBIT 99.1

CONTACTS:

INVESTORS
Jonathan Lock
SVP, Chief Development Officer
+1.302.773.2263

investor@chemours.com

Kurt Bonner
Manager, Investor Relations
+1.302.773.0026
investor@chemours.com

NEWS MEDIA
Thom Sueta
Director, Corporate Communications

+1.302.773.3903
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Net sales	$1,536	$1,764
Cost of goods sold	1,168	1,278
Gross profit	368	486
Selling, general, and administrative expense	124	141
Research and development expense	26	30
Restructuring, asset-related, and other charges	16	11
Total other operating expenses	166	182
Equity in earnings of affiliates	12	11
Interest expense, net	(42)	(41)
Other income, net	1	6
Income before income taxes	173	280
Provision for income taxes	28	46
Net income	145	234
Net income attributable to Chemours	$145	$234
Per share data
Basic earnings per share of common stock	$0.97	$1.46
Diluted earnings per share of common stock	0.96	1.43

EXHIBIT 99.1

The Chemours Company

Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$816	$1,102
Accounts and notes receivable, net	837	626
Inventories	1,486	1,404
Prepaid expenses and other	63	82
Total current assets	3,202	3,214
Property, plant, and equipment	9,499	9,387
Less: Accumulated depreciation	(6,319)	(6,216)
Property, plant, and equipment, net	3,180	3,171
Operating lease right-of-use assets	238	240
Goodwill	102	102
Other intangible assets, net	10	13
Investments in affiliates	185	175
Restricted cash and restricted cash equivalents	205	202
Other assets	502	523
Total assets	$7,624	$7,640
Liabilities
Current liabilities:
Accounts payable	$1,166	$1,251
Compensation and other employee-related cost	83	121
Short-term and current maturities of long-term debt	25	25
Current environmental remediation	171	194
Other accrued liabilities	300	300
Total current liabilities	1,745	1,891
Long-term debt, net	3,599	3,590
Operating lease liabilities	195	198
Long-term environmental remediation	477	474
Deferred income taxes	60	61
Other liabilities	320	319
Total liabilities	6,396	6,533
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 196,365,544 shares issued and 149,107,764 shares outstanding at March 31, 2023; 195,375,810 shares issued and 148,504,030 shares outstanding at December 31, 2022)	2	2
Treasury stock, at cost (47,257,780 shares at March 31, 2023; 46,871,780 shares at December 31, 2022)	(1,751)	(1,738)
Additional paid-in capital	1,004	1,016
Retained earnings	2,278	2,170
Accumulated other comprehensive loss	(306)	(343)
Total Chemours stockholders’ equity	1,227	1,107
Non-controlling interests	1	—
Total equity	1,228	1,107
Total liabilities and equity	$7,624	$7,640

EXHIBIT 99.1

The Chemours Company

Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$145	$234
Adjustments to reconcile net income to cash (used for) provided by operating activities:
Depreciation and amortization	79	74
Equity in earnings of affiliates, net	(9)	(9)
Amortization of debt issuance costs and issue discounts	2	2
Deferred tax provision	1	19
Asset-related charges	11	5
Stock-based compensation expense	4	10
Net periodic pension cost	2	3
Defined benefit plan contributions	(5)	(5)
Other operating charges and credits, net	(4)	6
Decrease (increase) in operating assets:
Accounts and notes receivable	(205)	(294)
Inventories and other operating assets	(32)	(9)
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	(108)	(34)
Cash (used for) provided by operating activities	(119)	2
Cash flows from investing activities
Purchases of property, plant, and equipment	(91)	(106)
Proceeds from sales of assets and businesses	—	1
Foreign exchange contract settlements, net	(6)	(5)
Cash used for investing activities	(97)	(110)
Cash flows from financing activities
Debt repayments	(3)	(4)
Payments on finance leases	(3)	(3)
Purchases of treasury stock, at cost	(14)	(144)
Proceeds from exercised stock options, net	2	6
Payments related to tax withholdings on vested stock awards	(18)	(4)
Payments of dividends to the Company's common shareholders	(37)	(40)
Cash used for financing activities	(73)	(189)
Effect of exchange rate changes on cash, cash equivalents, restricted cash and restricted cash equivalents	6	(9)
Decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(283)	(306)
Cash, cash equivalents, restricted cash and restricted cash equivalents at January 1,	1,304	1,551
Cash, cash equivalents, restricted cash and restricted cash equivalents at March 31,	$1,021	$1,245

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$34	$37
Treasury Stock repurchased, not settled	—	6

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended March 31,		Increase /	December 31,	Increase /
	2023	2022	(Decrease)	2022	(Decrease)
Titanium Technologies	$632	$928	$(296)	$606	$26
Thermal & Specialized Solutions	486	425	61	320	166
Advanced Performance Materials	388	385	3	382	6
Other Segment	30	26	4	30	0
Total Net Sales	$1,536	$1,764	$(228)	$1,338	$198

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
Three Months Ended March 31,			Increase /	December 31,	Increase /
2023		2022	(Decrease)	2022	(Decrease)
Titanium Technologies	$70	$206	$(136)	$42	$28
Thermal & Specialized Solutions	185	174	11	54	131
Advanced Performance Materials	84	88	(4)	61	23
Other Segment	10	—	10	1	9
Corporate and Other	(45)	(65)	20	(38)	(7)
Total Adjusted EBITDA	$304	$403	$(99)	$120	$184

Adjusted EBITDA Margin	20%	23%		9%

Quarterly Change in Net Sales from the three months ended March 31, 2022

	March 31, 2023	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2022	Price	Volume	Currency	Portfolio
Total Company	$1,536	(13)%	6%	(18)%	(1)%	—%

Titanium Technologies	$632	(32)%	4%	(35)%	(1)%	—%
Thermal & Specialized Solutions	486	14%	5%	10%	(1)%	—%
Advanced Performance Materials	388	1%	10%	(7)%	(2)%	—%
Other Segment	30	15%	27%	(12)%	—%	—%

Quarterly Change in Net Sales from the three months ended December 31, 2022

	March 31, 2023	Percentage Change vs.	Percentage Change Due To
	Net Sales	December 31, 2022	Price	Volume	Currency	Portfolio
Total Company	$1,536	15%	6%	8%	1%	—%

Titanium Technologies	$632	4%	2%	1%	1%	—%
Thermal & Specialized Solutions	486	52%	18%	34%	—%	—%
Advanced Performance Materials	388	2%	2%	(2)%	2%	—%
Other Segment	30	—%	7%	(7)%	—%	—%

EXHIBIT 99.1

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently, including Qualified Spend reimbursable by DuPont and/or Corteva as part of the Company's cost-sharing agreement under the terms of the MOU that were previously excluded from Adjusted EBITDA. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Net income (loss) attributable to Chemours	$145	$234	$(97)
Non-operating pension and other post-retirement employee benefit income	—	(1)	(1)
Exchange losses, net	7	—	26
Restructuring, asset-related, and other charges (1)	16	16	1
(Gain) loss on sales of assets and businesses, net	—	(1)	5
Qualified spend recovery (2)	(14)	(14)	(17)
Legal and environmental charges (3,4)	1	8	60
Adjustments made to income taxes (5)	(4)	(3)	39
Benefit from income taxes relating to reconciling items (6)	(3)	—	(16)
Adjusted Net Income (7)	148	239	—
Interest expense, net	42	41	41
Depreciation and amortization	79	74	74
All remaining provision for income taxes (7)	35	49	5
Adjusted EBITDA	$304	$403	$120

Adjusted effective tax rate (7)	19%	17%	100%
(1)
In 2023, restructuring, asset-related, and other charges primarily includes charges related to our decision to abandon implementation of our new ERP software platform. In 2022, includes asset charges and write-offs resulting from the conflict between Russia and Ukraine and our decision to suspend our business with Russian entities.
(2)
Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
(3)
Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other legal charges. See “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 for further details.
(4)
Environmental charges pertains to management’s assessment of estimated liabilities associated with certain non-recurring environmental remediation expenses at various sites. See “Note 16 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 for further details.
(5)
Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.
(6)
The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred for each of the reconciling items and represent both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.
(7)
Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“Adjusted EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Numerator:
Net income (loss) attributable to Chemours (1)	$145	$234	$(97)
Adjusted Net Income	148	239	—
Denominator:
Weighted-average number of common shares outstanding - basic	148,997,084	159,897,673	150,046,614
Dilutive effect of the Company's employee compensation plans	2,182,181	3,681,907	2,176,565
Weighted-average number of common shares outstanding - diluted	151,179,265	163,579,580	152,223,179

Basic earnings (loss) per share of common stock (2)	$0.97	$1.46	$(0.65)
Diluted earnings (loss) per share of common stock (1) (2)	0.96	1.43	(0.65)
Adjusted basic earnings per share of common stock (2)	0.99	1.49	0.00
Adjusted diluted earnings per share of common stock (1) (2)	0.98	1.46	0.00
(1)
In periods where the Company incurs a net loss, the impact of potentially dilutive securities is excluded from the calculation of EPS under U.S. GAAP, as their inclusion would have an anti-dilutive effect. As such, with respect to the U.S. GAAP measure of diluted EPS, the impact of potentially dilutive securities is excluded from our calculation for the three months ended December 31, 2022. With respect to the non-GAAP measure of adjusted diluted EPS, the impact of potentially dilutive securities is included in our calculation for the three months ended December 31, 2022, as Adjusted Net Income was in a net income position.
(2)
Figures may not recalculate exactly due to rounding. Basic and diluted earnings per share are calculated based on unrounded numbers.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(In millions, except per share amounts)

2023 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income, Estimated Adjusted EBITDA and Estimated Adjusted EPS Reconciliation (*)

	(Estimated)
	Year Ended December 31, 2023
	Low	High
Net income attributable to Chemours	$572	$647
Restructuring, transaction, and other costs, net (1)	3	3
Adjusted Net Income	575	650
Interest expense, net	200	200
Depreciation and amortization	300	300
All remaining provision for income taxes	125	150
Adjusted EBITDA	$1,200	$1,300

Weighted-average number of common shares outstanding - basic (2)	149.1	149.1
Dilutive effect of the Company's employee compensation plans (3)	2.9	2.9
Weighted-average number of common shares outstanding - diluted	152.0	152.0

Basic earnings per share of common stock	$3.84	$4.34
Diluted earnings per share of common stock (4)	3.76	4.26
Adjusted basic earnings per share of common stock	3.86	4.36
Adjusted diluted earnings per share of common stock (4)	3.78	4.28
(1)
Restructuring, transaction, and other costs, net includes the net provision for (benefit from) income taxes relating to reconciling items and adjustments made to income taxes for the removal of certain discrete income tax impacts, cost related to abandonment of ERP software implementation, and qualified spend recovery. Qualified spend recovery represents costs and expenses that were previously excluded from Adjusted EBITDA, reimbursable by DuPont and/or Corteva as part of our cost-sharing agreement under the terms of the MOU which is discussed in further detail in "Note 16 – Commitments and Contingent Liabilities" to the Interim Consolidated Financial Statements.
(2)
The Company’s estimates for the weighted-average number of common shares outstanding - basic reflect results for the three months ended March 31, 2023, which are carried forward for the projection period.
(3)
The Company’s estimates for the dilutive effect of the Company’s employee compensation plans reflect the dilutive effect for the three months ended March 31, 2023, which is carried forward for the projection period.
(4)
Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*) The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended
	March 31,		December 31,
	2023	2022	2022
Cash (used for) provided by operating activities	$(119)	$2	$161
Less: Purchases of property, plant, and equipment	(91)	(106)	(67)
Free Cash Flows	$(210)	$(104)	$94

2023 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flow Reconciliation (*)

(Estimated)
Year Ended December 31, 2023
Cash flow provided by operating activities	$	>750
Less: Purchases of property, plant, and equipment		~(400)
Free Cash Flows	$	>350

(*) The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve Months Ended March 31,
	2023	2022
Adjusted EBITDA (1)	$1,262	$1,448
Less: Depreciation and amortization	(297)	(307)
Adjusted EBIT	$965	$1,141

	As of March 31,
	2023	2022
Total debt, net (2)	$3,624	$3,716
Total equity	1,228	1,167
Less: Cash and cash equivalents	(816)	(1,145)
Invested capital, net	$4,036	$3,738
Average invested capital (3)	$3,739	$3,705

Return on Invested Capital	26%	31%
(1)
Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.
(2)
Total debt principal minus unamortized issue discounts of $4 and $5 and debt issuance costs of $21 and $27 at March 31, 2023 and 2022, respectively.
(3)
Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of March 31,
	2023	2022
Total debt principal	$3,649	$3,748
Less: Cash and cash equivalents	(816)	(1,145)
Total debt principal, net	$2,833	$2,603

	Twelve Months Ended March 31,
	2023	2022
Adjusted EBITDA (1)	$1,262	$1,448

Net Leverage Ratio	2.2x	1.8x
(1)
Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.